Exhibit A

This Note and the securities represented hereby have not been registered under the United States Securities Act of 1933, as amended (the “Act”), or under the securities or blue sky laws of any State, and may not be sold, or otherwise transferred, in absence of such registration or an exemption therefrom under the Act and under any such applicable State laws.

AREL COMMUNICATIONS AND SOFTWARE LTD.

CONVERTIBLE DEMAND NOTE

$11,622,500

Date of Issue: March 13, 2006

Arel Communications and Software Ltd., a company organized under the laws of the State of Israel (the “Borrower” or the “Company”), is indebted, and, for value received, herewith promises to pay, to:

CYMI FINANCING, LLC

or to its order (the “Holder”) ON DEMAND or, if no earlier demand is made, on March 13, 2008, the sum of eleven million six hundred and twenty-two thousand five hundred United States Dollars $11,622,500 (the “Principal Amount”) and to pay interest on the Principal Amount at the rate equal to the Adjustable Rate (as defined below) as provided herein. In furtherance thereof, and in consideration of the premises, covenants, promises, representations and warranties hereinafter set forth, the Borrower hereby agrees as follows:

1. Interest. The Borrower shall pay to the Holder interest on the Principal Amount calculated on the basis of a year of 365 days and the actual number of days elapsed at the rate equal to the Adjustable Rate. “Adjustable Rate” shall mean an initial interest rate equal to the mid-term applicable federal rate, compounded semiannually (as described in Section 1274(d) of the Internal Revenue Code of 1986, as amended) (the “AFR”), in effect on the date hereof, which is 4.46%, subject to adjustment as described below. The Adjustable Rate then in effect shall be adjusted annually on December 31 to the rate of interest equal to the mid-term AFR, compounded semiannually, as in effect on the date of such adjustment. Interest shall be due and payable annually on December 15, commencing December 15, 2006, and on the date of payment of the Principal Amount, until such Principal Amount shall have been paid in full. Overdue principal and interest on this Convertible Demand Note (this “Note”) shall, to the extent permitted by applicable law, bear interest at a rate equal to the lesser of (i) 12% per annum and (ii) the maximum lawful, non-usurious contract rate of interest allowed by applicable law.

2. Method and Place of Payment. All payments of both principal and interest shall be made at the address of the Holder as it appears in Section 17 below, or at such other place as may be designated by the Holder. If any payment of principal or interest on this Note shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest in connection with such payment. For purposes hereof, “Business Day” shall mean any day of the year other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York City or the State of Israel are permitted or required by law, executive order or governmental decree to be closed. Payments of principal, interest and any fees hereunder are to be made in lawful money of the United States by wire transfer of immediately available funds to an account designated by the Holder in writing on or prior to the date such payment is due, except as otherwise provided pursuant to Section 5 below.

3. Maturity. If not converted pursuant to Section 5 hereof on or before such date, this Note shall be payable (i) ON DEMAND or (ii) if no earlier demand is made, on March 13, 2008 (the date referred to clause (i), the “Maturity Date” and the date referred to in clause (ii), the “Outside Maturity Date”). A demand shall be made in writing by the Holder to the Borrower upon five (5) Business Days’ notice (the “Demand Notice”), at which time the unpaid principal identified in the notice and all accrued but unpaid interest and any other charges then due hereunder shall be due and payable in full.

4. No Prepayment; No Re-borrowing. The principal amount hereof, together with interest thereon, may not be prepaid, in whole or in part, prior to demand without the prior written consent of the Holder. Principal amounts repaid may not be re-borrowed.

5. Conversion. The Holder may, in its sole discretion, at any time and from time to time on or after the date hereof, and in each case when any principal and/or accrued interest remains unpaid on this Note, convert the unpaid principal amount of and accrued but unpaid interest (through the date of such conversion) on this Note in whole or in part into fully paid and nonassessable ordinary shares, par value NIS 0.001 of the Company (the “Ordinary Shares”). Subject to Section 8 below, the number of Ordinary Shares into which this Note may be converted shall be determined by dividing the unpaid principal amount of and accrued but unpaid interest on this Note to be converted by the Conversion Price (as determined from time to time as set forth below). For purposes hereof, “Conversion Price” shall mean $1.50, subject to adjustment in accordance with the provisions of Section 8 below. In addition, (a) if the Holder makes a demand for payment hereunder pursuant to Section 3 above or (b) if this Note becomes due on the Outside Maturity Date (because the Holder has not made an earlier demand for payment of the entire amount due under this Note and this Note has not been converted into Ordinary Shares prior to the Outside Maturity Date), the Company shall have the right, exercisable (i) within three (3) Business Days following the receipt by the Company of the Demand Notice or (ii) no later than three (3) Business Days prior to the Outside Maturity Date, as applicable, in lieu of making such payment, to convert the entire principal amount and any accrued and unpaid interest under this Note (or, if less, the amount specified in the Demand Notice) into Ordinary Shares, at the Conversion Price; provided, however, that the Company shall not have the right to convert this Note into Ordinary Shares as provided herein in the event of an Insolvency of the Company. For purposes hereof “Insolvency” shall mean if the Company generally fails to pay debts as they become due, or admits in writing its inability to pay debts as they become due; applies for, or consents to, the appointment of a trustee, receiver, sequestrator, or other custodian for it, or any of its property, or makes a general assignment for the benefit of creditors; consents or acquiesces, permits or suffers to exist the involuntary appointment of a trustee, receiver, sequestrator, or other custodian for it, or for a substantial part of its property;

permits or suffers to exist (unless dismissed within thirty (30) calendar days) the involuntary commencement of, or voluntarily commences any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency laws, or permits or suffers to exist the involuntary commencement of, or voluntarily commences any dissolution, winding up or liquidation proceeding; or takes any action authorizing, or in furtherance of, the foregoing.

6. Conversion Procedure.

(a) Conversion by the Holder. To convert this Note, the Holder must (i) complete and sign a conversion notice in the form attached hereto as Exhibit A (the “Holder Notice of Conversion”) and (ii) surrender this Note and deliver the Holder Notice of Conversion to the Company.

(b) Conversion by the Company.

(i) Upon receipt of a Demand Notice, if the Company elects to convert this Note pursuant to the provisions of Section 5 above, the Company shall, within three (3) Business Days following the receipt by the Company of the Demand Notice, complete and sign a conversion notice in the form attached hereto as Exhibit B (the “Company Notice of Conversion”) and (ii) deliver the Company Notice of Conversion to the Holder.

(ii) If (A) this Note becomes due on the Outside Maturity Date (because the Holder has not made an earlier demand for payment of the entire amount due under this Note and this Note has not been converted into Ordinary Shares prior to the Outside Maturity Date) and (B) the Company elects to convert this Note pursuant to the provisions of Section 5 above, the Company shall, no later than three (3) Business Days prior to the Outside Maturity Date, (I) complete and sign the Company Notice of Conversion and (II) deliver the Company Notice of Conversion to the Holder.

(iii) Upon receipt of the Company Notice of Conversion by the Holder in accordance with subsections (i) or (ii) above, the Holder will, subject to the issuance and delivery of the securities by the Company pursuant to subsection (c) below, surrender this Note to the Company.

(c) Conversion Date. The date on which the Holder or the Company, as applicable, satisfies the foregoing requirements of this Section 6, or, in the case of Section 6(b)(ii), the Outside Maturity Date (subject to the Company having timely satisfied all of the requirements set forth in such Section 6(b)(ii)), shall be the “Conversion Date.” As soon as practicable after the Conversion Date, the Company shall deliver to the Holder a certificate in the name of the Holder for the number of Ordinary Shares or other securities of the Company issuable upon the conversion. The Holder shall become the record holder of such Ordinary Shares or other securities on the Conversion Date, and, as of such date, subject to subsections (d) and (e) below, the Holder’s rights as the holder of this Note shall cease.

(d) Partial Conversion. In the case of the conversion by the Holder of less than all the unpaid principal amount of and accrued but unpaid interest on this Note, the Company shall issue and deliver to the Holder a new note of like tenor for the balance of such principal and interest.

(e) Fractional Shares. The Company shall not be required to issue any fractional shares upon conversion of this Note to the extent that the amount of the Note to be converted is not convertible into a whole number of shares. In lieu of any fractional share to which Holder would otherwise be entitled, the Holder shall be entitled to receive a cash payment in lawful money of the United States equal to the amount of the unconverted principal and interest balance of this Note.

7. Taxes on Conversion. The issuance of certificates for securities upon the conversion of this Note shall be made without charge to the Holder for such certificates for any tax (other than taxes levied on the income of the Holder) in respect of the issuance of such certificates; provided that the Company shall not be required to pay any tax that may be payable solely in respect of any transfer involved in the issuance and delivery of any such certificates in a name other than that of the Holder.

8. Adjustment to Conversion Price. The Conversion Price in effect at any time shall be subject to adjustment from time to time upon the happening of certain events, as follows:

(a) Dividends on Ordinary Shares; Splits of Ordinary Shares; Reverse Splits of Ordinary Shares. If the Company, at any time while this Note is outstanding, (i) shall pay a share dividend on its Ordinary Shares, (ii) subdivide outstanding Ordinary Shares into a larger number of shares, or (iii) combine outstanding Ordinary Shares into a smaller number of shares, the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of Ordinary Shares (excluding treasury shares, if any) outstanding before such event and the denominator of which shall be the number of Ordinary Shares outstanding after such event. Any adjustment made pursuant to this Section 8(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b) Certain Distributions. If at any time the Company shall take a record of the holders of its Ordinary Shares for the purpose of entitling them to receive any dividend or other distribution of any (i) shares of any class or of any entity, (ii) evidences of its indebtedness, (iii) warrants or other rights to subscribe for or purchase any security or evidence of its indebtedness or (iv) any other assets or property of any nature whatsoever (in each such case, other than any dividend or other distribution of cash (approved by the Company’s board of directors), Ordinary Shares or any securities or rights which are convertible into or exchangeable or exercisable for, with or without payment of additional consideration in cash or property, Ordinary Shares) (any such event being a “Special Distribution”), then, the shares, evidences of indebtedness, warrants, other subscription or purchase rights and other assets and property that the Holder would have received had the Holder exercised its conversion right under Section 5 hereof in full immediately prior to the record date for such Special Distribution shall be held for the Holder by the Company in escrow to be distributed or paid to the Holder upon and to the extent that such conversion right is exercised (such distribution or payment to be made to the Holder in the same proportion as the total number of Ordinary Shares issued to the Holder upon such exercise bears to the total number of Ordinary Shares issuable upon exercise of the Holder’s conversion right in full).

(c) Extraordinary Events. In case of (i) any reclassification of the Ordinary Shares into other securities of the Company, (ii) any compulsory share exchange pursuant to which the Ordinary Shares are converted into other securities, cash or property or (iii) any merger or consolidation with or into any persons or entities, or any sale or other disposition of all or substantially all of the assets of the Company to any person or entity (each of (i), (ii) or (iii), an “Extraordinary Event”), the Holder shall have the right thereafter to convert this Note into shares and other securities, cash and property receivable upon or deemed to be held by holders of Ordinary Shares following such Extraordinary Event, that the Holder would have been entitled to receive had it converted this Note immediately prior to such Extraordinary Event. In the case of an Extraordinary Event, the terms of any such Extraordinary Event shall include such terms so as to continue to give to the Holder the right to receive the securities, cash or property set forth in this Section 8(c) upon any conversion following such Extraordinary Event. This provision shall similarly apply to successive Extraordinary Events.

(d) Other Action Affecting the Ordinary Shares. If at any time or from time to time the Company shall take any action in respect of its Ordinary Shares, other than any action described in this Section 8 for which a specific adjustment is provided, then, unless such action will not have a materially adverse effect upon the rights of the Holder, the number of Ordinary Shares or other securities issuable upon exercise of this Note shall be adjusted in such manner as may be equitable in the circumstances.

9. Restrictions on Transfer of Ordinary Shares or Other Securities. Ordinary Shares or other securities issued upon conversion of this Note shall be restricted from transfer by the Holder except if and unless such Ordinary Shares or other securities are duly registered for sale pursuant to the Act or the transfer is duly exempt from registration.

10. Representations and Warranties.

(a) Organization, Authority and Enforceability. The Company is duly organized, validly existing and in good standing under the laws of the State of Israel and has all necessary power and authority to make this Note and to carry out its obligations hereunder. The execution and delivery of this Note, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Company and this Note constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

(b) No Conflict. The execution, delivery and performance of this Note and the transactions contemplated hereby do not and will not (a) violate, or result in the breach of any provision of the certificate of incorporation or by-laws (or similar organizational documents) of the Company, (b) violate (or cause an event which could have an adverse effect as a result of) any law or governmental order applicable to the Company or any of its assets, properties or businesses, or (c) result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company is a party or by which any of the Company’s assets or properties is bound or affected.

(c) Consents and Approvals. The execution, delivery and performance of this Note by the Company do not and will not require any consent of, with or to, or other action by, any governmental authority or other person or entity.

11. Use of Proceeds. The proceeds of the loan made under this Note shall be used by the Borrower solely to fund a going-private transaction involving the Borrower pursuant to which the Company will acquire all the outstanding Ordinary Shares, other than certain shares held by certain continuing shareholders, pursuant to a statutory plan of arrangement under Israeli law (the “Arrangement”) and to pay certain fees and expenses incurred in connection with the Arrangement.

12. Taxes.

(a) Any and all payments by the Borrower under this Note (including any amounts received on a conversion of this Note pursuant to Section 5 hereof) shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If Taxes are required by law to be paid by the Borrower, the amount of the payment due from the Borrower to the Holder hereunder will be increased to an amount which (after paying the Taxes) leaves an amount equal to the payment which would have been due if no Tax payment had been required. If the Borrower is required to pay any Taxes, it must make the required payments within the time allowed by law. As soon as practicable after making a Tax payment, the Borrower must deliver to the Holder any official receipt or form, if any, provided by or required by the taxing authority to whom the Tax payment was made.

(b) In addition, the Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made under this Note or from the execution, delivery or registration of, or otherwise with respect to, this Note (all such taxes, charges and levies being hereinafter referred to as “Other Taxes”). As soon as practicable after making a payment of Other Taxes, the Borrower must deliver to the Holder any official receipt or form, if any, provided by or required by the taxing authority to whom the payment of the Other Taxes was made.

(c) The Borrower shall indemnify the Holder for the full amount of Taxes and Other Taxes, and for the full amount of taxes imposed by any jurisdiction on amounts payable under this Section 12, paid by the Holder and any liability (including, without limitation, penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification payment shall be made within thirty (30) days from the date the Holder makes written demand therefor.

(d) Without prejudice to the survival of any other agreement of the Borrower under this Note, the agreements and obligations of the Borrower contained in this Section 12 shall survive the payment in full of principal and interest under this Note.

13. Usury. Anything in this Note to the contrary notwithstanding, in no event shall the Borrower be obligated to make any payment of interest or late charges, and in no event shall the Holder be entitled to receive payment of any such interest or charges, if and to the extent that such payment would violate any usury laws of the State of New York applicable to this Note. If payment of any such interest or charges is made by the Borrower and received by the Holder and such payment is in violation of such usury laws, the portion of such payment which exceeds the maximum allowable by or under such usury laws shall not be or be deemed to be interest or late charges, but instead shall be applied in reduction of the Principal Amount.

14. Failure to Act and Waiver. The Borrower hereby waives diligence, demand, presentment, protest or notice of any kind. No failure or delay by the Holder to require the performance of any term or terms of this Note or to exercise any right or any remedy shall constitute a waiver of any such term or of any right or of any default, nor shall such delay or failure preclude the Holder from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Note, the Holder shall not be deemed to waive the right either to require payment when due of all other amounts payable, or to later declare a default for failure to effect such payment of any such other amount. The failure of the Holder of this Note to give notice of any failure or breach of the Borrower under this Note shall not constitute a waiver of any right or remedy in respect of such continuing failure or breach or any subsequent failure or breach.

15. Amendments; Waivers. This Note may not be amended and no provision hereof may be waived except in a writing signed by the Holder and the Borrower.

16. Assignment. The Borrower may not assign its rights or obligations under this Note without the prior written consent of the Holder. Any purported assignment prohibited hereby shall be void.

17. Notices. All notices and communications under this Note shall be in writing and shall be either (i) hand-delivered (including delivery by courier), (ii) mailed by first-class registered or certified mail (airmail if international), return receipt requested, postage prepaid, or (iii) transmitted by facsimile (confirmed by a letter sent by either first-class mail (airmail, if international) or courier service, addressed as follows:

to the Holder:	CYMI Financing, LLC
6450 Sand Lake Road Suite 200
Dayton, Ohio 45414-2645 Attn: Les Banwart Fax: (937) 264-4635

with a copy to
(which shall not constitute notice):	McDermott Will & Emery LLP
50 Rockefeller Plaza
New York, NY 10020-1605
Attn: Mark S. Selinger, Esq.
Fax: (212)547-5444

to the Borrower:	Arel Communications and Software Ltd.
22 Einstein St., Park Hamadah
Building 22
Kiryat Weizman, Nes Ziona
Israel 74140
Fax: +972-8-940-8118
Attn: Chief Financial Officer

with a copy to
(which shall not constitute notice):	Yigal Arnon & Co.
One Azrieli Center
46th Floor - Round Tower
Tel-Aviv, Israel 67021
Attn: David H. Schapiro, Esq.
Fax: +972-3-608-7714

Each party may designate by notice in writing a new address or facsimile number to which any notice may thereafter be so given, served or sent. Any notice sent by (a) registered or certified (air) mail shall be deemed to have been given at the time of the receipt thereof by the other party or three (3) calendar days after the time of mailing, whichever is earlier; (b) facsimile, confirmed by a letter sent by first class (air) mail or courier service not later than one (1) business day thereafter, shall be deemed to have been given, the next Business Day after the time of sending the facsimile; and (c) hand-delivery (including delivery by courier) shall be deemed to have been given at the time of receipt of same.

18. Expenses. The Borrower agrees to pay and shall pay all reasonable out of pocket costs and expenses (including the Holder’s reasonable attorneys’ fees) reasonably incurred by the Holder in connection with the enforcement of the Holder’s rights under this Note, whether suit shall be brought or not. In the event that this Note is collected by legal action, or otherwise with the advice of attorneys at law, the Borrower hereby agrees to pay all reasonable out of pocket costs of collection including reasonable attorneys’ fees, whether or not suit is brought, and whether incurred in connection with legal advice, collection, trial, appeal, bankruptcy or other creditors’ proceedings.

19. Severability. Notwithstanding the invalidity or unenforceability of any provision hereof under applicable law, if any, the remaining provisions of this Note shall remain valid and enforceable.

20. Remedies Cumulative. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note. The Company acknowledges that a breach of its obligations hereunder will cause irreparable harm to the Holder of this Note and that the remedy at law for any such breach may be inadequate. The Company therefore agrees, in the event of any such breach or threatened breach, that the Holder of this Note shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

21. Governing Law; Jurisdiction. In all respects, including all matters of construction, validity and performance, this Note and the obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the principles thereof regarding conflict of laws. The United States federal courts and the state courts located in the County of New York, State of New York shall have non-exclusive jurisdiction upon any dispute based on or arising under this Note and the Borrower hereby irrevocably consents to the jurisdiction of such courts. THE BORROWER HEREBY IRREVOCABLY WAIVES TRIAL BY JURY AND ANY OBJECTION, INCLUDING WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION.

22. Headings. The headings of the sections of this Note are inserted for convenience only and do not constitute a part of this Note.

23. Interpretation. The Borrower is a sophisticated legal entity that was advised by experienced counsel in connection with this Note.

*        *        *        *        *

IN WITNESS WHEREOF, the undersigned Borrower has caused this Note to be duly executed on the date of issue above stated.

BORROWER

AREL COMMUNICATIONS AND SOFTWARE LTD.

By:	/s/ Daniel Yelin
Name: Daniel Yelin
Title: CFO

Exhibit A

NOTICE OF CONVERSION

(To Be Signed Only Upon Conversion of Note by the Holder)

TO AREL COMMUNICATIONS AND SOFTWARE LTD. (“Arel”)

The undersigned, the Holder of the Convertible Demand Note, dated March 13, 2006 (the “Note”), hereby irrevocably elects to exercise its conversion right pursuant to Section 5 of the Note and surrenders such Note for conversion of an amount equal to $                    , comprised of $                     of outstanding principal of such Note, plus $                     of accrued but unpaid interest thereon, into                      Ordinary Shares of Arel. The undersigned requests that (i) the certificate(s) for such shares be issued in the name of, and delivered to,                             , whose address is                                                   and (ii) a new promissory note for the balance of the outstanding principal amount of the Note, if any, not so surrendered for conversion in the aggregate amount of $                     be issued in the name of, and delivered to,                             , whose address is                                                          .

Dated:

(Signature must conform in all respects to name of Holder as specified on the face of the Note)

(Address)

Exhibit B

NOTICE OF CONVERSION

(To Be Signed Only Upon Conversion of Note by the Borrower)

TO CYMI Financing, LLC

Arel Communications and Software Ltd. (“Arel”), the Borrower under that certain Convertible Demand Note, dated March 13, 2006 (the “Note”), hereby irrevocably elects to exercise its conversion right pursuant to Section 5 of the Note of an amount equal to $                    , comprised of $                     of outstanding principal of such Note, plus $                     of accrued but unpaid interest thereon, into                              Ordinary Shares of Arel. The undersigned shall deliver the certificate(s) for such shares to the Holder of the Note in the name of CYMI Financing, LLC or such other name as the Holder may specify in accordance with the provisions of the Note.

Dated

AREL COMMUNICATIONS AND SOFTWARE LTD.

By:
Name:
Title: